Exhibit 99.1

NEWS RELEASE
American Oil & Gas to Present at IPAA Oil and Gas
Symposium in New York City
     Denver, April 20, 2007 American Oil & Gas Inc. (AMEX: AEZ) will be presenting at the Independent Petroleum Association of America’s Oil and Gas Investment Symposium at the Sheraton New York Hotel & Towers in New York City. American’s presentation will take place at 11:20 am on Monday, April 23rd. A live web cast of the presentation will be available through the IPAA’s website at www.ipaa.org. A replay of the presentation will be available following the event and will remain available until Wednesday, April 23, 2008. Links to the presentation and replay will also be accessible from American’s corporate website at www.americanog.com.
     American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. can be found at the Company’s website: www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.
Contact:

Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184